                                                                    Exhibit 99.1

                             [AMC LETTERHEAD]

AMC Entertainment Inc. reports record first-quarter revenues


KANSAS CITY, Mo. - AMC Entertainment Inc. (AMEX: AEN) today reported record revenues and an improved EBITDA for the first quarter ended July 2, 1998 (13 weeks).

Total revenues for the quarter rose to $239.1 million, a 22.9 percent increase from revenues of $194.5 million in the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 7.3 percent to $21.5 million, compared to $20.0 million in the year-ago quarter. Net earnings for Common Shares were a loss of $3.06 million, or $0.13 per share, compared to a loss of $3.21 million, or $0.18 per share, in the same period last year.

"We are pleased with these record results in the first quarter, which is traditionally the Company's weakest," said Peter Brown, co-chairman of AMC Entertainment Inc. "Our revenues for the first quarter benefited from the shift in our theatre mix from multiplexes to the more productive megaplexes." Brown continued, "Cash flow was impacted positively by cost control, particularly in the G&A expense area."

Highlights of the first quarter of Fiscal 1999 included:

-    EBITDA grew by 7.3 percent.

- The Company continued to expand, opening three new theatres with 47 screens during the quarter. The Company now operates a total of 1,029 megaplex screens, representing more than 40 percent of the circuit, continuing the strategy of shifting to more productive assets.

- A contributing factor to EBITDA was the Company's improved international operations.

AMC Entertainment Inc. is a leader in the U.S. motion picture exhibition industry through its largest subsidiary, American Multi-Cinema, Inc., and is also active in select international markets. The Company operates 230 theatres with 2,489 screens in 23 states, the District of Columbia, Portugal and Japan. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company is headquartered in Kansas City, Mo. For more information, visit the AMC web site at http://www.amctheatres.com.

ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE, WHICH REFLECT MANAGEMENT'S BEST JUDGMENT BASED ON FACTORS CURRENTLY KNOWN, INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN AS A RESULT OF A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S ABILITY TO ENTER INTO VARIOUS FINANCING PROGRAMS, COMPETITION FROM OTHER COMPANIES, DEMOGRAPHIC CHANGES, CHANGES IN ECONOMIC CLIMATE, INCREASE IN DEMAND FOR REAL ESTATE, CONSTRUCTION DELAYS, THE ABILITY TO OPEN NEW THEATRES AND SCREENS AS CURRENTLY PLANNED, CHANGES IN REAL ESTATE, ZONING AND TAX LAWS, THE PERFORMANCE OF FILMS LICENSED BY THE COMPANY AND OTHER RISKS AND UNCERTAINTIES.

                               AMC ENTERTAINMENT INC.
                                 FINANCIAL SUMMARY
                      (In Thousands, Except Per Share Amounts)


                                                    13 Weeks       13 Weeks
                                                    --------       --------
                                                     7/2/98         7/3/97
                                                     ------         ------
Total Revenues                                      $239,050       $194,462
EBITDA (1)                                            21,503         20,037
Depreciation and amortization                         20,342         16,367
Interest expense (2)                                   8,546          8,245
Other income                                           1,679          1,350
                                                    --------       --------
Earnings (loss) before income taxes                   (5,706)        (3,225)
Income tax provision                                  (2,650)        (1,386)
                                                    --------       --------
Net earnings (loss)                                 $ (3,056)      $ (1,839)
                                                    ========       ========
Preferred dividends                                        -          1,369
                                                    --------       --------
Net earnings (loss) for common shares               $ (3,056)      $ (3,208)
                                                    ========       ========
Earnings (loss) per share                           $  (0.13)      $  (0.18)

Average shares outstanding                            23,105         18,006
Cash and equivalents                                $ 34,767       $ 24,245
Corporate borrowings                                 375,500        404,450
Capital lease obligations                             53,573         57,777
Stockholders' equity                                 136,377        166,537
Total assets                                        $827,901       $832,729


(1) Represents operating income plus depreciation and amortization.
(2) Represents interest expense on corporate borrowings and capital lease obligations.